Exhibit 10.32

EXECUTION VERSION

SECOND AMENDED AND RESTATED TERM EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED TERM EMPLOYMENT AGREEMENT (this “Agreement”) IS DATED AS OF MARCH 13, 2019 (the “Effective Date”), BY AND AMONG ENDEAVOR GROUP HOLDINGS, INC., A DELAWARE CORPORATION (“EGH”), ENDEAVOR OPERATING COMPANY, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“Employer”) AND ARIEL EMANUEL, AN INDIVIDUAL (“Employee”).

RECITALS

A.

Employee is currently providing services to the “Employer Group” (as defined below) pursuant to the terms and conditions of that certain Amended and Restated Employment Agreement, by and between Employer and Employee, dated as of December 18, 2013, as amended (the “Prior Agreement”).

B.

Employee acknowledges and agrees that many aspects of the business and affairs of the Employer Group are confidential and that Employee will have access to “Confidential Information” (as defined below).

C.

Employee acknowledges and agrees that the services to be rendered by Employee under this Agreement are of a special, unique, unusual, extraordinary and intellectual character which gives such services peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

D.

The parties hereto desire to amend and restate the Prior Agreement in its entirety on the terms and conditions set forth herein and to memorialize the terms of the continued employment of Employee by Employer.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in consideration of and as a condition to the employment of Employee by Employer, the parties hereto agree as follows:

1.	Effectiveness.

This Agreement shall be effective as of the Effective Date. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the First Amended and Restated LLC Agreement of Endeavor Operating Company, LLC, dated as of May 6, 2014 (as amended, restated, modified or supplemented from time to time, the “LLC Agreement”).

of May 6, 2014 (as amended, restated, modified or supplemented from time to time, the “LLC Agreement”).

2.	Position and Duties.

2.1

Employer shall employ Employee as the Chief Executive Officer of Employer, subject to the terms, conditions and provisions of this Agreement. In such capacity, Employee shall, prior to an IPO, report exclusively to Employer’s Board of Directors (the “Board”) and, following an IPO, EGH’s Board of Directors (the “EGH Board”). Employee, together with Patrick Whitesell (so long as Mr. Whitesell is serving as the executive chairman of Employer or EGH) shall: (i) be responsible for managing the day-to-day operations and activities of Employer and its respective Affiliates (collectively, with EGH, the “Employer Group”), with such duties, responsibilities and authorities customarily associated with such position, and (ii) have the final power and authority to decide any matter regarding the Employer Group (clauses (i) and (ii), the “CEO Authority”), subject to, (x) prior to an IPO, all rights of the Board as set forth in the LLC Agreement (including, without limitation, with respect to the Specified Board Matters (as defined in the LLC Agreement), and (y) following an IPO, all rights of the EGH Board and the Executive Committee of the EGH Board (the “EGH Executive Committee”), including, without limitation, with respect to matters that require the approval of EGH Board or EGH Executive Committee, as applicable. If the EGH Executive Committee is dissolved and no replacement committee exists as of the applicable time of determination, references herein to the EGH Executive Committee shall be deemed to be references to the EGH Board. Following an IPO, EGH shall take all actions necessary to appoint Employee as an officer of EGH with the title “Chief Executive Officer” and with all CEO Authority in respect of EGH, and, all references to the Employer shall be deemed to include EGH.

2.2

Employee accepts such employment and agrees to render services as provided herein, all of which services shall be performed conscientiously and to the fullest extent of Employee’s ability. Employee shall devote substantially all of Employee’s business time to the Employer Group during the term of this Agreement; except nothing in this Agreement shall preclude Employee from serving as a member of the board of directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization (but not as a member of the board of directors of a “for-profit” entity not part of the Employer Group unless approved by the Board or as set forth on Annex A hereto), in each instance not inconsistent with the business practices and policies of Employer, or from devoting reasonable periods of time to the activities of the aforementioned organizations, unless such activities interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder to the Employer Group.

2.3

Employee shall be entitled, but not obligated, to serve on the Board (and any committee thereof) and the EGH Board (and any committee thereof, including the EGH Executive Committee, to the extent permitted by applicable law and listing standards).

3.	Compensation.

3.1 During the “Term” (as defined in Subsection 4.1 below), Employer agrees to pay and Employee agrees to accept a salary of $4,000,000 per annum (the “Base Salary”). The Base Salary shall be payable in accordance with Employer’s customary procedures and practices, but in no event less than semi-monthly. In addition to the Base Salary, on the Effective Date, Employer shall pay to Employee, in a lump sum cash payment, an amount equal to (x) $3,000,000, multiplied by (y) a fraction, the numerator of which is the number of days between January 1, 2019 and the Effective Date, and the denominator of which is 365.

3.2	Annual Bonus.

(a) In addition to the Base Salary, Employer shall pay to Employee an annual cash bonus (the “Annual Bonus”) in respect of each calendar year during the Term with a target bonus amount equal to $6,000,000 (the “Target Bonus”). For the avoidance of doubt, the Target Bonus in the first calendar year of the Term shall equal $6,000,000.

(b) The Annual Bonus shall be based on the attainment of an annual performance metric to be mutually agreed upon by, prior to an IPO, the Board (excluding the vote of Employee if Employee is a member of the Board) and Employee, and following an IPO, the EGH Executive Committee (excluding the vote of Employee if Employee is a member of the EGH Executive Committee) and Employee (the “Performance Metric”). Notwithstanding anything to the contrary set forth herein, (i) if less than 90% of the applicable Performance Metric is achieved, Employee’s Annual Bonus shall be determined and paid by Employer in its sole discretion, (ii) if at least 90% of the applicable Performance Metric is achieved, Employee’s Annual Bonus shall be at least 75% of the Target Bonus, and Employer may, in its sole discretion, pay Employee an additional cash bonus for such applicable year, (iii) if at least 100% of the applicable Performance Metric is achieved, Employee’s Annual Bonus shall be at least 100% of the Target Bonus, and

Employer may, in its sole discretion, pay Employee an additional cash bonus for such applicable year and (iv) if at least 110% of the applicable Performance Metric is achieved, Employee shall be paid at least 125% of the Target Bonus, and Employer may, in its sole discretion, pay to Employee an additional cash bonus for such applicable year. The discretionary components of the Annual Bonus set forth in the preceding sentence shall be determined solely by, prior to an IPO, the Board (excluding the vote of Employee if Employee is a member of the Board), and, following an IPO, the EGH Executive Committee (excluding the vote of Employee if Employee is a member of the EGH Executive Committee). Payment of the Annual Bonus shall be made at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such Annual Bonus relates.

3.3 Employee acknowledges that the sole cash compensation for Employee’s provision of services to Employer hereunder that Employee is entitled to receive from Employer shall be (i) the Base Salary, pursuant to Subsection 3.1, and the Annual Bonus, pursuant to Subsection 3.2 and (ii) any other cash compensation to which Employee is entitled under this Agreement.

3.4 It is hereby acknowledged and agreed by Employer and Employee that from time to time as determined by Employer in its discretion upon notice to Employee, for federal, state and local income tax purposes, Employee may (whether prior to or following an IPO) be treated as a partner or employee of Employer solely for purposes of payments of Base Salary and Annual Bonus. No payments to Employee hereunder may be adjusted to take into account any additional taxes of the Employer as a result of Employee being treated as an employee of Employer rather than as a partner for federal, state and local income tax purposes unless otherwise expressly approved in writing by Employee.

3.5 For the avoidance of doubt, payments to Employee hereunder shall be, prior to an IPO, Permitted Key Executive Compensation (as defined in the LLC Agreement) and shall not be subject to the further determination or approval of the Board (subject to the express approval rights or discretionary decisions allocated to the Board under this Agreement), and following an IPO, shall not be subject to the further determination or approval of EGH Board or the EGH Executive Committee (subject to the express approval rights or discretionary decisions allocated to EGH Board or the EGH Executive Committee under this Agreement).

3.6 EGH, Employer and Employee agree that Employer and EGH, subject to the written consent of Employee, shall be entitled to allocate, for federal, state and local income tax and other tax purposes, the percentage of Employee’s services that Employee provides in each of his capacities as the Chief Executive Officer of Employer and an officer of EGH.

4.	Term and Termination

4.1 Employer and Employee acknowledge and agree that the employment of Employee under this Agreement is for a term beginning on the Effective Date and, subject to earlier termination in accordance with this Section 4, ending at the close of business on December 31, 2028 (“Term”).

4.2 In the event that Employee shall, for any reason, continue to render services to the Employer Group after the expiration of the Term, Employee shall be deemed an “at-will” employee whose employment may be terminated by either Employer (or any of its Subsidiaries, as applicable) or Employee at any time and for any reason (and Employee shall in no event be entitled to the “Compensation Continuation” (as defined in Subsection 4.6 below) following any such termination).

4.3 Employer may terminate the Term and Employee’s employment hereunder for Disability. “Disability” means (a) Employee’s incompetence, as determined and declared by a court of competent jurisdiction or (b) as determined in good faith by (i) prior to an IPO, the Board (excluding the vote of Employee if Employee is a member of the Board), and following an IPO, the EGH Executive Committee (excluding the vote of Employee if Employee is a member of the EGH Executive Committee) or (ii) a physician mutually agreed to, prior to an IPO, by the Board (excluding the vote of Employee if Employee is a member of the Board) and Employee, and following an IPO, the EGH Executive Committee (excluding the vote of Employee if Employee is a member of the EGH Executive Committee) and Employee, that the mental or physical incapacity of Employee is such that Employee is incapable of rendering services to the Employer Group for a period of ninety (90) consecutive days or for an aggregate of one hundred and twenty (120) days in any period of three hundred and sixty five (365) consecutive days. In addition, Employer may also terminate the Term and Employee’s employment hereunder for Cause. “Cause” shall mean Employee’s (a) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to Employee’s employment with Employer, in each case that results in material harm to the Employer Group; (b) conviction of a felony, whether or not related to Employee’s employment with Employer; (c) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving the Employer Group, in each case that results in material harm to the Employer Group; (d) unauthorized disclosure or use of Confidential Information or material breach of Section 8 (Intellectual Property) of this Agreement, in each case that results in material harm to the Employer Group, (e) material and knowing breach of any restrictive covenant set forth in Section 1 or Section 2 of that certain Restrictive Covenant Agreement, by and among Employer, EGH and Employee, dated as of the Effective Date (the “RCA”), or (f) willful and material breach of any other material obligation under this Agreement, in each case that results in material harm to the Employer Group.

Notwithstanding the foregoing, (i) prior to an IPO, termination by Employer for Cause shall be subject to the provisions of Section 6.02(h)(ii) of the LLC Agreement as in effect on the Effective Date and, in any case, shall not be effective until and unless Employee has been given written notice of particular acts or circumstances which are the basis for the termination for Cause, Employee is thereafter given thirty (30) days to cure (other than with respect to clause (b) of the definition of Cause) the omission or conduct that is the basis of such claim if such omission or conduct is reasonably capable of being cured (it being understood that any errors in expense reimbursement may be cured by repayment), and the Board in accordance with the terms of the LLC Agreement has voted to terminate Employee for Cause after Employee has been afforded at least seven (7) days’ notice of such meeting and an opportunity to be heard at such meeting with counsel and to present Employee’s position and the Board has given notice of termination to Employee within seven (7) days after such meeting; provided, that if Employee is a member of the Board, Employee shall abstain from such vote and (ii) following an IPO, the EGH Executive Committee may make the determination to terminate Employee for Cause, subject to the same notice obligations and cure rights of Employee described in the foregoing clause (i).

4.4 Employee may terminate the Term and Employee’s employment hereunder (a) for Good Reason at any time, except at such time as Cause exists with respect to Employee or (b) without Good Reason on not less than thirty (30) days’ prior written notice to the Board. Employee shall notify Employer in writing within ninety (90) days after the occurrence of any event giving rise to Good Reason. If Employer shall not have cured such event or events giving rise to Good Reason within thirty (30) days after receipt of written notice from Employee, Employee may terminate employment for Good Reason by delivering a resignation letter to Employer within five (5) business days following such thirty-day cure period; provided, that if Employee has not delivered such resignation letter to Employer within such five-day period, Employee waives the right to terminate employment for Good Reason. “Good Reason” shall mean, without Employee’s written consent: (a) a material diminution of Employee’s duties, authorities or responsibilities as chief executive officer, including, prior to any transaction pursuant to which Employer becomes a business unit of a larger parent organization, any requirement that Employee report to someone other than, prior to an IPO, the Board, and following an IPO, the EGH Board, or the dissolution of the EGH Executive Committee or revocation of authority delegated to the EGH Executive Committee or to Employee, other than in accordance with the express pre-agreed terms governing such dissolution or revocation, (b) the material breach by Employer of any material obligation under this Agreement (including any failure of Employer to pay or provide the compensation provided for in Section 3 above) or the Award Agreement (including the failure by Employer or EGH to issue equity interests to Employee in accordance with the terms thereof), (c) the relocation of Employee’s principal place of employment outside of the Los Angeles metropolitan area, (d) the assignment of duties materially inconsistent with Employee’s position or status with Employer as of the date hereof, or (e) the failure of Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of Employer. As used in this Agreement, “Award Agreement” means that certain Future Incentive Units Award Agreement, effective as of the Effective Date, by and among Employer, EGH, Employee and the other parties named therein.

4.5 Termination on Account of Death or Disability. In the event that the Term and Employee’s employment hereunder terminates as a result of Employee’s death or is terminated by Employer due to Employee’s Disability, Employee (or Employee’s estate, as applicable) shall be entitled to receive (a) accrued and unpaid Base Salary as of the date of termination of employment, (b) any unpaid Annual Bonus for the year prior to the year in which termination occurs and (c) a pro-rata Target Bonus for the year of termination equal to (x) the Target Bonus, multiplied by (y) a fraction, the numerator of which is the number of days from and including January 1 to and including the date of termination and the denominator of which is 365 (the “Pro-Rata Bonus Amount”). The amounts in clauses (a) and (b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment, and the Pro-Rata Bonus Amount shall be paid at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such Annual Bonus relates. In the event the Term and Employee’s employment hereunder is terminated by Employer on account of Disability, Employee shall resign all positions held with the Employer Group, and in the event of termination of the Term and Employee’s employment hereunder on account of Employee’s death, Employee shall be deemed to have so resigned.

4.6 Termination Without Cause or for Good Reason. In the event that the Term and Employee’s employment hereunder is terminated by Employer without Cause, or by Employee for Good Reason at any time, Employee shall be entitled to receive (a) accrued and unpaid Base Salary as of the date of termination of employment, (b) any unpaid Annual Bonus for the year prior to the year in which termination occurs, and (c) an aggregate amount equal to two (2), multiplied by, the sum of (x) Employee’s Base Salary and (y) the Target Bonus (the “Compensation Continuation”). Such amounts in clauses (a) and (b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment. In order to receive the Compensation Continuation, Employee must first execute and deliver a release of claims in the form attached hereto as Exhibit A (the “Release”), that has become effective in accordance with its terms (including the expiration of any applicable revocation period contained therein or required by applicable law) within sixty (60) days after the date of termination of Employee’s employment (such 60-day period, the “Release Period”). The Compensation Continuation shall be paid ratably in monthly installments over the twenty-four (24) month period immediately following such termination, with the first such installment to be paid no later than ten (10) days following the date on which the Release becomes effective and irrevocable (which installment shall include any installment of the Compensation Continuation that would have been paid to Employee prior to such date absent the requirement to execute the Release); provided, that, if the Release Period spans two calendar years, then the first installment of the Compensation Continuation (which installment shall include any installment of the Compensation Continuation that would have been paid to Employee prior to such date absent this proviso) will be paid on the first business day of the second calendar year if such date is later than the date on which such installment would otherwise have been paid pursuant to this Subsection 4.6 absent this proviso. In the event of any termination of the Term and Employee’s employment hereunder by Employer without Cause or by Employee for Good Reason, Employee shall resign all positions held with the Employer Group. Notwithstanding anything to the contrary in this Agreement, Employer agrees that in no event shall Employer terminate the Term and Employee’s employment hereunder without Cause prior to or following an IPO; provided, that following an IPO, Employer may terminate the Term and Employee’s employment hereunder without Cause solely upon the determination of the EGH Executive Committee.

4.7 Termination for Cause. If Employer terminates the Term and Employee’s employment hereunder for Cause, then Employer shall have no further obligations to Employee under this Agreement, other than the payment of (a) accrued and unpaid Base Salary as of the date of termination of employment and (b) any unpaid Annual Bonus for the year prior to the year in which termination occurs. The amounts in clauses (a) and (b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment. In the event of any termination of the Term and Employee’s employment hereunder by Employer for Cause, Employee shall no longer hold any positions with the Employer Group.

4.8 Termination without Good Reason. If Employee terminates the Term and Employee’s employment hereunder without Good Reason, then Employer shall have no further obligations to Employee under this Agreement, other than the payment of (a) accrued and unpaid Base Salary as of the date of termination of employment and (b) any unpaid Annual Bonus for the year prior to the year in which termination occurs. The amounts in clauses (a) and (b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment. In the event of any termination of the Term and Employee’s employment hereunder by Employee without Good Reason, Employee shall resign all positions held with the Employer Group.

4.9 No Offset. In the event that the Term and Employee’s employment hereunder is terminated by Employer without Cause or by Employee for Good Reason, the Compensation Continuation shall not be reduced by any compensation earned by Employee from any business or other activities.

5.	Participation In Other Employer Benefits.

5.1 General. Subject to Subsection 3.3, during the Term and Employee’s employment with Employer or any of its Subsidiaries, Employee shall be eligible to participate in all group health insurance benefit plans, group life insurance benefit plans, qualified defined contribution retirement plans, annual vacation plans, and other welfare benefit plans and programs (excluding any severance plans) that are made available to all active employees of Employer.

5.2 Life Insurance. During the Term, if Employee is insurable at standard or more favorable rates, Employer shall maintain, at its sole cost and expense, a life insurance policy having a face amount of $4,000,000 on Employee’s life and on which Employee shall have the right to designate the beneficiary.

6.	Employer Expense Reimbursement.

During Employee’s employment by Employer, Employee will be reimbursed in accordance with Employer’s policy in effect from time to time for travel, entertainment and other expenses reasonably incurred in the performance of Employee’s duties and responsibilities hereunder; provided, that Employee provides Employer with proper substantiation of such travel, entertainment and other expenses; and provided, further, that any such expense will not be considered to be reasonably incurred in the performance of Employee’s duties and responsibilities hereunder if it is an expense that otherwise expressly requires the prior approval or consent of, prior to an IPO, the Board, or following an IPO, the EGH Executive Committee. Any such reimbursements shall be paid no later than the end of the calendar year following the calendar year in which the related expense is incurred.

7.	Confidential Information.

7.1 Employee agrees that Employee will not at any time, whether during or subsequent to Employee’s employment by the Employer Group, either directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, other than in the course of performing Employee’s duties to the Employer Group or as otherwise permitted under Section 8.02 of the LLC Agreement (or, following an IPO, would have been permitted under Section 8.02 of the LLC Agreement in effect as of the Effective Date if such provisions applied to Employee following an IPO), any confidential and proprietary information and trade secrets of the Employer Group, including, without limitation, client and customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”), whether heretofore or hereafter obtained by Employee while in the employ of the Employer Group. Upon leaving the employ of the Employer Group, Employee will not take or use, without the prior written consent of Employer, any memoranda, notes (whether or not prepared by Employee during the course of Employee’s employment with the Employer Group), lists, schedules, forms or other documents, papers or records of any kind (including, but not limited to, computerized or other records and documents in digital form or otherwise), relating to the Employer Group’s businesses or clients or any reproduction, summary or abstract thereof (including by means of discs or any other medium), all of which Employee acknowledges are the exclusive property of the Employer Group, provided that Employee shall be entitled to retain any such material solely relating to his ownership interests in Employer, EGH and their respective subsidiaries and use the same solely to the extent relating to such ownership interests. Employee hereby agrees to surrender to Employer upon request at any time after the termination of Employee’s employment with the Employer Group all such documents and other property.

7.2 Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Employer to make any such reports or disclosures and Employee is not required to notify the Employer that Employee has made such reports or disclosures.

8.	Intellectual Property.

8.1 If Employee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Employee’s employment by the Employer Group and within the scope of such employment and/or with the use of any of the Employer Group’s resources (“Employer Works”), Employee hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Employer to the extent ownership of any such rights does not vest originally in

Employer. Notwithstanding anything to the contrary in this Agreement or the RCA, it is acknowledged and agreed that Employee shall have the right to create, develop, produce and/or otherwise exploit works of authorship (including, without limitation, print publications or audiovisual productions) relating to Employee’s life story, in all media whether now known or later developed (e.g., documentaries, feature films, television series, books, magazine articles, screenplays and other written materials, virtual reality, augmented reality and other media) and/or employment at, or relating to, Employer and its predecessors and successors or Affiliates (such works, the “Employee Works”) and Employer shall, and shall cause its Affiliates to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to evidence and cause such Employee Works to be owned by Employee and not Employer or any of its Affiliates.

8.2 Employee shall take all requested actions and execute all requested documents (including any licenses or assignments) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in Employer Works. If Employer is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.3 Employee shall not knowingly improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Employer Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee shall comply with all relevant policies and guidelines of Employer, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Employer may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

8.4 Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that if he files a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

8.5 Notwithstanding the foregoing, this Section 8 is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, Employee’s obligation to assign Employee’s right, title and interest throughout the world in and to all Employer Works does not apply to any Works that Employee developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities, or Confidential Information except for those Works that relate to either (a) the business of Employer at the time of conception or reduction to practice of the Work, or actual or demonstrably anticipated research or development of Employer or (b) result from any work performed by Employee for Employer. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit B.

9.	Enforcement.

Employee agrees that Employer would suffer irreparable damage and that Employer would not have any adequate remedy at law in the event of a breach or threatened breach of any of the covenants set forth in Sections 7 or 8, that the damages resulting from any such breach or threatened breach would be material but not readily susceptible to being measured in monetary terms, and that any remedy at law (including the payment of damages) would be inadequate as a result of such breach or threatened breach. Accordingly, it is agreed that Employer shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of Sections 7 or 8 and to specific performance of such Sections 7 or 8, in each case without proof of actual damages, and Employee waives any requirement for the securing or posting of any bond in connection with any such remedy. Employee further agrees that the remedies provided for in this Section 9 shall be in addition to, and not in limitation of, any other remedies that may be available to Employer whether at law or in equity, including monetary damages, and all of Employer’s rights shall be unrestricted, including, but not limited to, the right to terminate Employee at any time for any reason.

10.	Severability.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any of the provisions of this Agreement shall be determined to be invalid under the laws of any applicable jurisdiction, such invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be construed insofar as the laws of that jurisdiction are concerned, as not containing invalid or contravening provisions, and the rights and obligations of the parties shall otherwise be enforced to the fullest extent possible. If, however, any such invalid or contravening provisions relate to Sections 7 or 8 then such Sections shall be construed as providing for the maximum protections available to an employer which the laws of that jurisdiction permit.

11.	Section 409A.

11.1 This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). The parties intend that any amounts payable hereunder will be compliant with or exempt from Section 409A.

11.2 If required by Section 409A, no payment or benefit that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until Employee has had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a separation from service has occurred, Employee shall be considered to have experienced a separation from service when the facts and circumstances indicate that Employee and Employer reasonably anticipate that either (i) no further services will be performed for Employer after a certain date, or (ii) that the level of bona fide services Employee will perform for Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Employee (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to Employer if Employee has been providing services to Employer for less than 36 months).

11.3 For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Section 1.409A-1(b)(9)(v)(A) or (C) of the Treasury Regulations (relating to certain reimbursements and in-kind benefits paid under a separation pay plan) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. With respect to any expense reimbursement or the provision of any in-kind benefit that is subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to reimbursements of medical expenses referred to in Section 105(b) of the Code), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11.4 Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s “separation from service”, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the short-term deferral exception under Section 409A and do not qualify as involuntary separation pay (within the meaning of Section 409A). If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum (without interest) to Employee on the first payroll date that occurs after the date that is six months and one day following Employee’s “separation from service” and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

11.5 Employer and Employee agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to Employer. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on Employee or for Employee’s account in connection with any payment or benefit under this Agreement (including any taxes, interest, and penalties under Section 409A), and Employer shall have no obligation to indemnify or otherwise hold Employee (or any beneficiary, successor or assign) harmless from any or all of such taxes, interest, or penalties.

12. Excess Parachute Payments.

12.1

Notwithstanding anything in this Agreement to the contrary, and subject to the application of Subsection 12.2 below, if any of the payments or benefits provided or to be provided by Employer or any member of the Employer Group to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Subsection 12.1 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax; provided, however, that Employer agrees to, and agrees to cause any other relevant member of the Employer Group to, use commercially reasonable best efforts to obtain shareholder approval of any payments or benefits in excess of the safe harbor level in accordance with Q&A #7 of Section 280G of the Code (the “Shareholder Approval Exception”), to the extent applicable and available, such that there will be no such loss of deductibility under Code Section 280G or imposition of tax under Section 4999 of the Code.

12.2

In the event that the Shareholder Approval Exception is not applicable and/or available, the cutback to the Covered Payments contemplated pursuant to Subsection 12.1 shall only be applied if such reduction will result in, after taking into account all applicable taxes, including any federal, state and local taxes and the Excise Tax, a greater net after-tax benefit to Employee than the net after-tax benefit to Employee of payment of all Covered Payments computed without regard to any such reduction.

12.3

All determinations required to be made under Subsection 12.1 and Subsection 12.2, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by a “Big Four” accounting firm selected by Employer.

13.	Arbitration.

13.1 In consideration of Employee’s employment or engagement with Employer, its promise to arbitrate all employment or service related disputes and Employee’s receipt of the compensation and other benefits paid to Employee by Employer, at present and in the future, EMPLOYEE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING EMPLOYER AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF EMPLOYER IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE “RULES”) AND PURSUANT TO CALIFORNIA LAW. Employee agrees to arbitrate such disputes, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this agreement to arbitrate also applies to any disputes that Employer may have with Employee.

13.2 Employee agrees that any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and JAMS appellate procedures (such rules and procedures, the “Procedure”) before a sole arbitrator, who shall have been a member of the State Bar of California for at least ten (10) years prior to appointment, in accordance with the laws of the State of California for agreements made in and to be performed in California. Employee agrees that the arbitration will be conducted in Los Angeles, California. Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law and that any decision or judgment of the arbitrator will be enforceable in any court of competent jurisdiction. Employee understands Employer will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay the first $200 of any filing fees associated with any arbitration which Employee initiates. Employee agrees that the decision of the arbitrator shall be in writing and shall be binding upon Employee and Employer.

13.3 Except as provided by the Procedure and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and Employer. Accordingly, except as provided for by the Procedure and this Agreement, neither Employee nor Employer will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Employer policy, and the arbitrator shall not order or require Employer to adopt a policy not otherwise required by law which Employer has not adopted.

13.4 In addition to the right under the Procedure to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement.

13.5 Except to the extent otherwise provided herein, Employee agrees that the arbitration shall be conducted on a strictly confidential basis and Employee will not disclose the existence or nature of a claim, any documents, exhibits or information exchanged or presented in connection with such a claim or the decision or result of any such claim to any third party except Employee’s legal counsel, who shall also be bound by the confidentiality provision of this Section 13.

13.6 Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Labor, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim. Employee also understands and agrees that after exhaustion of administrative remedies under a statute that requires exhaustion of administrative proceedings before seeking relief, Employee must pursue any such claim through this binding arbitration procedure.

14.	Governing Law; Consent to Jurisdiction; Jury Trial Waiver.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR

CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EXCEPT AS IS SPECIFICALLY PROVIDED IN SECTION 13, ANY ACTION TO ENFORCE THIS AGREEMENT OR AN ARBITRATION AWARD MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN LOS ANGELES, CALIFORNIA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

15.	Binding Effect.

The provisions of this Agreement shall be binding on the heirs, executors, administrators and other successors in interest of Employee.

16.	Entire Agreement; Amendment.

This Agreement, the Award Agreement, the LLC Agreement and the organizational documents of EGH constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, preliminary agreements, executed agreements and understandings, including, without limitation to the foregoing, the Prior Agreement. This Agreement may not be amended except in writing executed by the parties hereto. This Agreement amends and restates the Prior Agreement in its entirety on the terms and conditions set forth herein.

17.	Waiver.

Employer’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any provision or provisions, or prevent Employer from thereafter enforcing each and every other provision of this Agreement.

18.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Employer:

Endeavor Operating Company, LLC

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, Third Floor

Beverly Hills, CA 90210

Attention: General Counsel

Fax: (310) 246-3065

If to Employee, to:

The address provided by Employee to Employer as set forth in Employer’s records.

19.	Taxes.

Employer shall be entitled to withhold from any payment due to Employee hereunder any amounts required to be withheld by applicable tax laws or regulations. Notwithstanding the foregoing, to the extent Employee is treated as a partner of Employer, and not an employee of Employer, for federal, state and local income tax purposes, Employee shall be responsible for satisfying Employee’s obligations in respect of any self-employment taxes out of Employee’s funds.

20.	Set Off

Employer’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts owed by Employee to Employer or any of its Subsidiaries, except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of a tax under Section 409A, in which case such right shall be null and void.

21.	Advice of Counsel and Construction.

Employee acknowledges that Employee had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party to this Agreement.

22.	Successors and Assigns.

This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall be assignable by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to the business and/or assets which assumes or agrees to perform this Agreement by operation of law or otherwise.

23.	Survival.

Sections 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17, 18, 20, 21, 22, 23, 24 and 25 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement for any reason or the Term or of Employee’s employment with Employer.

24.	Interpretation.

The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

25.	Cooperation.

During the Term and at any time thereafter, Employee agrees to cooperate (i) with Employer in the defense of any legal matter involving any matter that arose during Employee’s employment with Employer or any of its Subsidiaries and (ii) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to Employer or any of its Subsidiaries. Employer will reimburse Employee for any reasonable travel and out-of-pocket expenses incurred by Employee in providing such cooperation and, to the extent Employer is not otherwise continuing to pay Employee the Compensation Continuation pursuant to Subsection 4.6, Employer shall pay Employee at a daily rate equal to the daily rate of Base Salary. Furthermore, any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

26.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals.

*         *         *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ENDEAVOR OPERATING COMPANY, LLC

By	/s/ Jason Lublin
Name: Jason Lublin
Title: Authorized Signatory

ENDEAVOR GROUP HOLDINGS, LNC.

By	/s/ Jason Lublin
Name: Jason Lublin
Title: Authorized Signatory

ARIEL EMANUEL

/s/ ARIEL EMANUEL

[Signature Page to Second Amended and Reslated Employment Agreement]

Annex A

Live Nation Entertainment, Inc.

JNSQ, Inc. (Advisory Board)

MoviePass, Inc. (Advisory Board)

TableMAX Gaming, Inc.

OTOY, Inc.

Applecart

Heed, LLC

Heed Global Gmbh

Country Thunder Holdings, LLC

Signal Entertainment Marketing, LLC

Droga5, LLC

DE-DE, LLC

Droga5 Australia Pty. Ltd.

Droga5 UK Limited

Luumena, LLC

Grab, LLC

World Trade Center Performing Arts Center

Museum of Contemporary Art (MOCA)

Raine Holdings, LLC

WI Investment Holdings, LLC

Exhibit A

General Release

THIS AGREEMENT AND RELEASE, dated as of                 , 20     (this “Agreement”), is entered into by and between Ariel Emanuel (“Employee”), Endeavor Operating Company, LLC and Endeavor Group Holdings, Inc. (collectively, the “Employer”).

WHEREAS, Employee is currently employed with Employer; and

WHEREAS, Employee’s employment with Employer will terminate effective as of                 , 20    ;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Employee and Employer hereby agree as follows:

1. Employee shall be provided the Compensation Continuation in accordance with the terms and conditions of Subsection 4.6 of the employment agreement by and between Employee and Employer, dated as of                 , 2019 (as amended from time to time, the “Employment Agreement”); provided, that the Compensation Continuation shall not be paid if Employee revokes this Agreement pursuant to Section 5 below.

2. Employee, for and on behalf of himself and Employee’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Employee’s employment or termination of employment with, or Employee’s serving in any capacity in respect of, any of Employer and any of its Affiliates (collectively, the “Employer Group”), both known and unknown, in law or in equity, which Employee may now have or ever had against any member of the Employer Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Employer Group, including their successors and assigns (collectively, the “Employer Releasees”), including, without limitation, any claim for any severance benefit which might have been due Employee under any previous agreement executed by and between any member of the Employer Group and Employee, and any complaint, charge or cause of action arising out of his employment with the Employer Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations and Mass Layoffs and the California Labor Code, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing

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this Agreement, Employee acknowledges that Employee intends to waive and release any rights known or unknown Employee may have against the Employer Releasees under these and any other laws; provided, that, notwithstanding anything to the contrary herein, Employee does not waive or release Claims with respect to (i) the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Employee’s employment with the Employer, (ii) that portion of Employee’s ownership interests of Employer or EGH or any of their respective subsidiaries that remains outstanding following Employee’s termination of employment, (iii) any vested right Employee may have under any employee pension or welfare benefit plan of the Employer Group, (iii) any rights to indemnification Employee may have under any indemnification agreement Employee may have with any member of the Employer Group or pursuant to the charter, by-laws or other organizational documents of any member of the Employer Group or (iv) any rights of Employee under the LLC Agreement or Award Agreement.

3. Employee has read Section 1542 of the California Civil Code, which states in full: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Employee expressly waives any rights that he may have under Section 1542 of the California Civil Code to the full extent that he may lawfully waive such rights pertaining to a general release of claims, and Employee affirms that he is releasing all known or unknown claims that he has or may have against Employer or any of the Employer Releasees as stated in this Release.

THIS MEANS THAT, BY SIGNING THIS RELEASE, EMPLOYEE WILL HAVE WAIVED ANY RIGHT EMPLOYEE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE EMPLOYER RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE EMPLOYER RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS AGREEMENT SHALL PREVENT EMPLOYEE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST EMPLOYER BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HIS CLAIMS UNDER ADEA CONTAINED IN THIS AGREEMENT (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

4. Employee acknowledges that Employee has been given 21 days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE EMPLOYER TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE

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EMPLOYER RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EMPLOYEE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

5. Employee shall have seven days from the date of Employee’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Employee revokes the Agreement, Employee will be deemed not to have accepted the terms of this Agreement.

6. Each party and its counsel have reviewed this Agreement and have been provided the opportunity to review this Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ENDEAVOR OPERATING COMPANY, LLC

By:
Its:

ENDEAVOR GROUP HOLDINGS, INC.

By:
Its:

EMPLOYEE

By:	Ariel Emanuel

Exhibit B

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

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